CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund II of our report dated March 1, 2022, relating to the financial statements and financial highlights, which appears in Sprucegrove International Equity Master Fund’s Annual Report on Form N-CSR for the period ended December 31, 2021. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 1, 2022